Exhibit 99.1

MarketAxess Reports Record Revenues of $203.2 Million in First Quarter 2023

Record Total Credit ADV of $13.7 Billion, Up 14%; Record Open Trading® ADV of $4.5 Billion, Up 21%

NEW YORK | April 26, 2023 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the first quarter ended March 31, 2023.

1Q23 financial and operational highlights*

•  Record total revenues of $203.2 million, up 9%; up 11% excluding the impact of foreign currency fluctuations.

•  Record total revenues include the impact of a 4% decline in total credit average variable transaction fee per million (“FPM”) driven by the lower duration of U.S. high-grade bonds traded.

•  Record total credit revenue on 14% growth in total credit average daily volume (“ADV”) to a record $13.7 billion. Record Open Trading ADV of $4.5 billion, up 21%, with total trade count up 27%.

•  Record commission revenue in U.S. high-yield (+16%), emerging markets (+6%) and Eurobonds (+30%); 15% increase in U.S. high-grade ADV to $6.3 billion.

•  Record information services revenue of $11.0 million, up 12%; up 18% excluding the impact of foreign currency fluctuations.

•  Strong estimated market share gains across composite corporate bond[1] (+100 bps), high-yield (+310 bps), Eurobonds[2] (+380 bps) and municipal bonds (+210 bps); strong estimated market share gains in emerging markets with record ADV of $3.1 billion, up 1%, compared to a 21% decline in emerging markets estimated market ADV.[3]

•  10% increase in total expenses, driven principally by investments to capture the long-term revenue opportunity in the global fixed-income markets.

•  8% increase in operating income to $95.4 million; operating margin of 46.9%.

•  15% increase in diluted EPS to $1.96 on a 14% increase in net income to $73.6 million; net income margin of 36.2%, up from 34.8%. The prior year period included a net $0.02 per diluted share negative impact from non-operating items.

•  5% increase in EBITDA[4] to $110.5 million; EBITDA margin[4] of 54.4%.

•  37% (+210 bps) total credit Open Trading share[5], up from 35%. Estimated price improvement[6] via Open Trading was approximately $252 million.

•  Record U.S. high-grade Open Trading share[5] of 34% (+350 bps).

•  Record $31 billion in portfolio trading volume, up 125% from $14 billion.

*   All comparisons versus first quarter 2022 unless otherwise noted.

Chris Concannon, CEO of MarketAxess, commented:

“We executed very well against our growth strategy in the first quarter and delivered 9% revenue growth to a record $203 million, driven by record total credit revenue on a 14% increase in total credit average daily volume to a record $13.7 billion.

Our strong results were broad-based, with record commission revenue across U.S. high-yield, emerging markets and Eurobonds. Our differentiated liquidity pool, Open Trading, and the diversification of our model across products and geographies was a key driver of our results, with our international businesses contributing record levels of commission revenue and average daily volume. We also achieved new volume records across our new growth initiatives, including Portfolio Trading, Dealer RFQ and automated trading. Estimated price improvement[6] for our clients was approximately $252 million, well in excess of our total revenue for the quarter.

The macro backdrop remains favorable, despite the market dislocation in March, and there was a significant uptick in trading velocity in the quarter compared to the prior year. Our estimated market share gains across most products are strong and total credit average fee per million has been stable. Our focus now is building on the strong momentum we have established in the first quarter.”

Table 1: 1Q23 select financial results

$ in millions, except per share data					Net Income		EBITDA
(unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Margin (%)	EBITDA	Margin (%)
1Q23	$203	$95	$74	$1.96	36.2%	$111	54.4%
1Q22	$186	$88	$65	$1.71	34.8%	$106	56.8%
% Change	9%	8%	14%	15%	+140 bps	5%	(240	) bps

Table 1A: 1Q23 trading volume (ADV)

	CREDIT								RATES
$ in millions	US/UK Trading	Total	Total			Emerging		Municipal	Total	US Govt.	Agcy./Other
(unaudited)	Days[7]	ADV	Credit	High-Grade	High-Yield	Markets	Eurobonds	Bonds	Rates	Bonds	Govt. Bonds
1Q23	62/64	$38,202	$13,721	$6,334	$1,982	$3,094	$1,849	$447	$24,481	$24,053	$428
1Q22	62/63	$37,504	$12,005	$5,518	$1,626	$3,060	$1,493	$288	$25,499	$25,076	$423
% Change		2%	14%	15%	22%	1%	24%	55%	(4%)	(4%)	1%

Table 1B: 1Q23 estimated market share

	CREDIT							RATES
				High-Grade/High-		Composite		US Govt.
(unaudited)	High-Grade		High-Yield	Yield Combined	Eurobonds	Corporate Bond[1]	Municipals	Bonds
1Q23	19.9%		18.3%	19.5%	16.0%	19.1%	6.4%	3.5%
1Q22	20.7%		15.2%	19.1%	12.2%	18.1%	4.3%	3.6%
Bps Change	(80	) bps	+310 bps	+40 bps	+380 bps	+100 bps	+210 bps	(10	) bps

1Q23 overview of results

Revenues and trading volume

Credit

•

Record total credit commission revenue of $175.7 million (including $34.7 million in fixed-distribution fees) increased $15.8 million, or 10%, compared to $159.9 million (including $31.2 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher trading volumes, strong estimated market share gains across most credit products and a $3.5 million, or 11%, increase in total credit fixed distribution fees, partially offset by lower average FPM. The increase in total credit fixed distribution fees was driven principally by new dealers on fixed fee plans and upgrades of dealers on existing fixed fee plans. The decline in average FPM for total credit to $164.98 from $172.54 in the first quarter of 2022 was mainly due to the lower duration of bonds traded in U.S. high-grade, driven principally by higher bond yields, as well as product mix-shift in other credit products.

•	Record $13.7 billion in total credit ADV, up 14%, with total trade count up 26%.

•	Record U.S. high-grade Open Trading share[5] of 34% (+350 bps) on a 15% increase in U.S. high-grade ADV to $6.3 billion with estimated market share of 19.9%.

•	22% increase in U.S. high-yield ADV to a record $2.0 billion with estimated market share of 18.3% (+310 bps), up from 15.2%.

•

Record emerging markets ADV of $3.1 billion, up 1%; MarketAxess estimated emerging markets TraX and FINRA TRACE-reportable emerging market ADV down a combined 21%.[3] Record local markets ADV of $1.1 billion, up 10%.

•

24% increase in Eurobonds ADV to a record $1.8 billion with 16.0% (+380 bps) estimated market share, up from 12.2%.[2] Eurobonds ADV up approximately 31% excluding the impact of foreign currency fluctuations.

•	55% increase in municipal bond ADV to $447 million, with record estimated market share of 6.4% (+210 bps).

•	Record Open Trading ADV of $4.5 billion, up 21%, with total trade count up 27%.

•

Total credit Open Trading share[5] of 37% (+210 bps), up from 35%. Estimated price improvement[6] via Open Trading was approximately $252 million, and average estimated price improvement per million was $902.

•

Record $31 billion in portfolio trading volume, up 125% from $14 billion in 1Q22. Estimated U.S. high-grade and U.S. high-yield portfolio trading market volume increased 13% and represented approximately 5% of the market in first quarter 2023, in line with first quarter 2022 levels.

Rates

•

Total rates commission revenue of $6.3 million increased 1% compared to the prior year. The 5% increase in average FPM for total rates products to $4.12, compared to $3.92 in the first quarter of 2022, was mostly offset by a 4% decrease in U.S. government bonds ADV to $24.1 billion.

•	250 active client firms on the platform, up 72% from 145 in the prior year.

Information services & post-trade services

•

Record information services revenue of $11.0 million increased $1.2 million, or 12%, compared to the prior year. The increase in revenue was principally driven by new data contract revenue, partially offset by the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, information services revenue would have increased approximately 18%.

•

Post-trade services revenue of $10.0 million increased 1% compared to the prior year. The increase in revenue was principally driven by net new contract revenue, mostly offset by the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, post-trade services revenue would have increased approximately 8%.

Expenses

•

Total expenses of $107.8 million increased $9.9 million, or 10%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of a 12% increase in headcount, higher technology and communication expenses due to higher subscription costs and data center hosting expense, higher general and administrative expense and higher marketing expense on an increase in sales related activity. The increase in expenses across most activities was partially offset by a $2.5 million decline in professional and consulting fees, driven by lower acquisition-related consulting expenses and other consulting and recruiting fees. Excluding the impact of foreign currency fluctuations, total expenses would have increased approximately 12%.

Non-operating

•

Other income (expense): Other income was $2.8 million, up from $2.3 million in the prior year. The current quarter included higher interest income of $4.2 million, compared to $59 thousand in the prior year, due to rising interest rates. The prior year period benefited from a $1.6 million revaluation gain on a contingent liability and a $1.3 million foreign currency translation gain which was a net benefit of $0.06 per diluted share in the prior year quarter.

•

Tax rate: The effective tax rate was 25.0%, compared to 28.4% in the prior year. The higher effective tax rate in the prior year was driven principally by the impact of a $3.2 million charge, or $0.08 per diluted share, related to a settlement with New York State tax authorities. Excluding the charge, the first quarter 2022 effective tax rate would have been 24.8%, in line with the current quarter.

Capital

•	The Company had $439.5 million in cash, cash equivalents and investments; there were no outstanding borrowings under the Company’s credit facility.

•	The Board declared a quarterly cash dividend of $0.72 per share, payable on May 24, 2023 to stockholders of record as of the close of business on May 10, 2023.

Other

•

Employee headcount was 774 as of March 31, 2023, compared to 689 as of March 31, 2022 and 744 as of December 31, 2022. The increase in headcount compared to the prior year was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

[1]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess TraX data, which is currently estimated to represent approximately 70% of the total European market) product areas.

[2]

Eurobonds estimated market share is derived from MarketAxess TraX data for Eurobonds and covered bonds market trading volume, which is currently estimated to represent approximately 70% of the total European market.

[3]

Emerging markets estimated market ADV is derived by combining MarketAxess TraX emerging markets trading volume (currently estimated to represent approximately 55% of the total emerging markets market) and FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates.

[4]

EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of changes made to the calculation of EBITDA beginning in the first quarter of 2023.

[5]

Open Trading share at the product level is derived by taking total Open Trading volume in the product divided by the total product trading volume. Total credit Open Trading share is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[6]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[7]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. Starting with the first quarter of 2023, our calculation of EBITDA has been revised to adjust for interest income in addition to interest expense. In prior periods, we only adjusted for interest expense because interest income amounts were insignificant. Prior comparable periods have now been recast to conform to the current presentation. Likewise, starting with the first quarter of 2023, EBITDA margin is calculated by adjusting for interest income in addition to interest expense and prior comparable periods have been recast to conform to the current presentation. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as cash flow from operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP cash flow from operating activities to free cash flow.

The Company also presents revenue and expense growth rates excluding the impact of foreign currency fluctuations. The Company believes that it is useful to provide investors with this framework that is also used by management to assess how our business performed excluding the effect of foreign currency fluctuations. To present this information, current and comparative prior period results for product areas reporting in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the current period.

Please refer to Tables 6 and 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Rick McVey, Founder and Executive Chairman and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 26, 2023 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 2: Consolidated Statements of Operations
	Three Months Ended March 31,
In thousands, except per share data (unaudited)	2023	2022	% Change
Revenues
Commissions	$181,991	$166,113	9.6%
Information services	11,010	9,809	12.2
Post-trade services	9,980	9,912	0.7
Other	188	223	(15.7)

Total revenues	203,169	186,057	9.2

Expenses
Employee compensation and benefits	52,315	47,756	9.5
Depreciation and amortization	16,461	15,174	8.5
Technology and communications	14,999	12,192	23.0
Professional and consulting fees	7,127	9,621	(25.9)
Occupancy	3,611	3,387	6.6
Marketing and advertising	2,995	1,789	67.4
Clearing costs	4,545	4,575	(0.7)
General and administrative	5,760	3,459	66.5

Total expenses	107,813	97,953	10.1

Operating income	95,356	88,104	8.2
Other income (expense)
Interest income	4,249	59	NM
Interest expense	(130)	(173)	(24.9)
Equity in earnings of unconsolidated affiliate	204	—	NM
Other, net	(1,484)	2,429	NM

Total other income (expense)	2,839	2,315	22.6

Income before income taxes	98,195	90,419	8.6
Provision for income taxes	24,567	25,650	(4.2)

Net income	$73,628	$64,769	13.7

Per Share Data:
Net income per common share
Basic	$1.96	$1.73
Diluted	$1.96	$1.71
Cash dividends declared per common share	$0.72	$0.70
Weighted-average common shares:
Basic	37,478	37,384
Diluted	37,645	37,824

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended March 31,
(unaudited)	2023	2022	% Change
Variable transaction fees
Credit	$140,970	$128,682	9.5%
Rates	6,258	6,191	1.1

Total variable transaction fees	147,228	134,873	9.2

Fixed distribution fees
Credit	34,684	31,178	11.2
Rates	79	62	27.4

Total fixed distribution fees	34,763	31,240	11.3

Total commission revenue	$181,991	$166,113	9.6

Average variable transaction fee per million
Credit	164.98	172.54	(4.4)
Rates	4.12	3.92	5.1

Table 4: Trading Volume Detail*

	Three Months Ended March 31,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$392,715	$6,334	$342,093	$5,518	14.8%	14.8%
High-yield	122,873	1,982	100,826	1,626	21.9	21.9
Emerging markets	191,841	3,094	189,740	3,060	1.1	1.1
Eurobonds	118,366	1,849	94,077	1,493	25.8	23.8
Other credit	28,683	462	19,075	308	50.4	50.0

Total credit trading	854,478	13,721	745,811	12,005	14.6	14.3

Rates
U.S. government bonds	1,491,292	24,053	1,554,716	25,076	(4.1)	(4.1)
Agency and other government bonds	27,061	428	26,518	423	2.0	1.2

Total rates trading	1,518,353	24,481	1,581,234	25,499	(4.0)	(4.0)

Total trading	$2,372,831	$38,202	$2,327,045	$37,504	2.0	1.9

Number of U.S. Trading Days[1]		62		62
Number of U.K. Trading Days[2]		64		63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$332,780	$430,746
Cash segregated under federal regulations	51,459	50,947
Investments, at fair value	106,674	83,792
Accounts receivable, net	100,184	78,450
Receivables from broker-dealers, clearing organizations and customers	558,254	476,335
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	94,411	98,065
Furniture, equipment, leasehold improvements and capitalized software, net	99,133	100,256
Operating lease right-of-use assets	64,904	66,106
Prepaid expenses and other assets	65,874	68,289

Total assets	$1,628,462	$1,607,775

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$24,735	$56,302
Payables to broker-dealers, clearing organizations and customers	316,274	303,993
Income and other tax liabilities	37,930	28,448
Accounts payable, accrued expenses and other liabilities	46,674	55,263
Operating lease liabilities	81,317	82,676

Total liabilities	506,930	526,682

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	333,114	345,468
Treasury stock	(327,815)	(328,326)
Retained earnings	1,148,093	1,101,525
Accumulated other comprehensive loss	(31,983)	(37,697)

Total stockholders’ equity	1,121,532	1,081,093

Total liabilities and stockholders’ equity	$1,628,462	$1,607,775

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended March 31,
In thousands (unaudited)	2023	2022
Net income	$73,628	$64,769
Add back:
Interest income	(4,249)	(59)
Interest expense	130	173
Provision for income taxes	24,567	25,650
Depreciation and amortization	16,461	15,174

EBITDA	$110,537	$105,707

Net income margin[1]	36.2%	34.8%
Add back:
Interest income	(2.1)	—
Interest expense	0.1	0.1
Provision for income taxes	12.1	13.7
Depreciation and amortization	8.1	8.2

EBITDA margin[2]	54.4%	56.8%

Table 7: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended March 31,
In thousands (unaudited)	2023	2022
Cash flows from operating activities	$7,527	$(23,730)
Exclude: Net change in trading investments	419	—
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	46,767	68,542
Less: Purchases of furniture, equipment and leasehold improvements	(217)	(1,396)
Less: Capitalization of software development costs	(10,690)	(9,425)

Free cash flow	$43,806	$33,991

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.